                                                                      EXHIBIT 23

The Board of Directors
Independent Bank Corporation:

We consent to incorporation by reference in the registration statements (No. 33-80088) on Form S-3 and (Nos. 333-47352, 333-32269 and 333-89072) on Forms S-8
of Independent Bank Corporation of our reports dated March 4, 2005, relating to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 2004, and 2003, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Independent Bank Corporation.


/s/ KPMG LLP
Detroit, Michigan
March 15, 2005